Exhibit 99.1

December 8, 2025

Superior Industries Announces Closing of Acquisition by a Group of Existing Term Loan Investors

Transaction strengthens balance sheet, positions Superior for long-term growth

SOUTHFIELD, Mich.--(BUSINESS WIRE)--Superior Industries International, Inc. (“Superior” or the “Company”) today announced the successful closing of its previously announced acquisition by a group of its term loan investors (the “Investors”), including Oaktree Capital Management.  As part of the transaction, the Investors have converted a significant portion of their term loans into equity and, together with the extinguishment of the Company’s preferred stock, have established a stronger capital structure to support long-term growth with customers and suppliers across the global wheel industry.

Majdi Abulaban has stepped down as Chief Executive Officer and Michael Dorah has been appointed Chief Executive Officer, effective immediately. Dorah is a seasoned executive with over 30 years of experience in the automotive supply business. He most recently served as the Chief Operating Officer of Superior. The company thanks Mr. Abulaban for his many years of service.

“This transaction marks a turning point for Superior,” said Michael Dorah.  “With the support of our investor group, we now have a stronger balance sheet and the flexibility to invest in our people, our operations, and our customer relationships. We are well positioned to build on our leadership in the global wheel industry and capture growth opportunities as customers seek reliable, cost-competitive, and in-region supply.”

“We are pleased to see Superior back on solid footing and are excited about Michael’s vision for the future of the Company. We are reestablishing a customer-first mentality and are refocusing on what Superior does best – building high-quality, cost-competitive wheels. We want to thank all the dedicated employees of Superior who made this transaction possible,” said Robert LaRoche, Managing Director at Oaktree Capital Management.

Lazard served as the Company’s investment banker, Alvarez & Marsal served as financial advisor, and Weil, Gotshal & Manges LLP served as legal counsel to Superior.

Jon F Weber & Co. served as financial/operational advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to the ad hoc group of term loan investors.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Superior is Headquartered in Southfield, Michigan. For more information, please visit www.supind.com.
About Oaktree Capital Management, L.P.

Oaktree is a leader among global investment managers specializing in alternative investments, with $203 billion in assets under management as of March 31, 2025. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,200 employees and offices in 23 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Contacts
Superior Investor Relations
(248) 234-7104
Investor.Relations@supind.com